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Teton Energy Corporation
(Name of Registrant as Specified in Its Charter)
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FIRST NEW YORK SECURITIES LLC
 (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
_____________________________________________________________________________

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PRESS RELEASE

For immediate release
Contact:	Thomas Donino (212)-848-0709

FIRST NEW YORK SENDS LETTER TO TETON ENERGY CORPORATION, INTENDS TO PURSUE ALTERNATIVES TO ACHIEVE FAIR VALUE FOR SHAREHOLDERS

NEW YORK, NEW YORK, January 6, 2009/Business Wire/ - First New York Securities LLC, the holder of approximately 7.1% of the outstanding shares of common stock of Teton Energy Corporation (NASDAQ SYMBOL: TEC), today sent the following letter to the Board of Directors at Teton Energy Corporation:

January 6, 2009

To the Board of Directors:

Given the events of 2008 and the lack of action taken by the company’s management, First New York Securities, LLC is considering several plans to realize value for all shareholders of Teton Energy Corporation.  Divestitures recently announced by several public energy companies suggest that the shareholders of Teton Energy could realize significant value in a transaction with private investors.

Teton has a solid and diversified asset base, significant production, growth prospects, valuable oil and gas hedges and tangible cash flow for which the public markets fail to give anything close to reasonable value. We believe that this combination of attributes would be highly attractive to better capitalized private investors at a valuation far superior to the current market capitalization.

We intend to solicit, consider and support all options that we believe represent fair value and proceed in a manner that benefits all shareholders.

Thomas Donino
Partner